EXHIBIT 99.1

LHC Group Acquires Home Health Agency in Harrodsburg, Kentucky

LAFAYETTE, La., Sept. 1, 2010 (GLOBE NEWSWIRE) -- LHC Group, Inc. (Nasdaq:LHCG), a national provider of home health and hospice services, announced today that it has acquired 100% of the assets of Haggin Home Health from The James B. Haggin Memorial Hospital in Harrodsburg, Kentucky. The newly acquired agency will operate under the name of Lifeline Health Care of Harrodsburg.

The primary service area of this acquisition includes Mercer County in Kentucky, a Certificate of Need (CON) state. The estimated population of the service area is 22,000, with almost 15% over the age of 65. Annual net revenue for the Harrodsburg, Kentucky agency in 2009 was approximately $400,000.  This acquisition is not expected to add materially to LHC Group's earnings in 2010.

In commenting on the sale, Dr. Earl Motzer, Chief Executive Officer of The James B. Haggin Memorial Hospital said, "Haggin Home Health and its team members began providing quality care and services to Mercer County residents in 1997.  We believe this transaction will further enhance the quality of care our patients receive, primarily as a result of LHC's extensive resources and continuing education for its employees.  After extensive due diligence that included discussion with LHC Group customers, Haggin Home Health team members and our medical staff, The James B. Haggin Memorial Hospital Board of Directors voted to transfer ownership of its agency to the LHC Group effective September 1, 2010."

Keith G. Myers, Chief Executive Officer of LHC Group, said, "It is with great pleasure that I welcome the employees of Haggin Home Health into our growing LHC Group family. We look forward to working with The James B. Haggin Memorial Hospital to continue its excellent work and to further expand home health services in the area. As always, our commitment is to help people in these communities by providing the highest quality home-based services available to the patients and families in these areas."

Consistent with its growth strategy, LHC Group continued in the third quarter of 2010 to acquire assets and successfully partner with hospitals and health systems for the provision of home health and hospice services, adding total annual revenues of approximately $26.3 million.  In July, the Company acquired Idaho Home Health and Hospice and St. Francis Specialty Hospital, a long-term acute care hospital (LTACH) located in Monroe, Louisiana.  Also in July, the Company entered into a joint venture with The Health Care Authority for Baptist Health (Baptist Health), an Affiliate of UAB Health System, and Baptist Medical Center South located in Montgomery, Alabama.  In August, the Company entered into joint ventures with Craig General Hospital located in Vinita, Oklahoma, and Greene County Hospital located in Eutaw, Alabama.

About LHC Group, Inc.

LHC Group, Inc. (www.LHCGroup.com) is a national provider of home health and hospice services, providing quality, cost-effective healthcare to patients within the comfort and privacy of their home or place of residence.  LHC Group provides a comprehensive array of post-acute healthcare services through home health and hospice locations in its home-based division and long-term acute care hospitals in its facility-based division.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company's future financial performance and the strength of the Company's operations. Such forward-looking statements may be identified by words such as "continue," "expect," and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in LHC Group's relationships with referral sources, increased competition for LHC Group's services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in Item 1A. Risk Factors in LHC Group's Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission. LHC Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: LHC Group, Inc.
         Eric Elliott, Vice President of Investor Relations
         (337) 233-1307
         eric.elliott@lhcgroup.com